Exhibit 99.1

For More Information, Contact:

James E. Fickenscher/Chief Financial Officer	Gregory Gin
Auxilium Pharmaceuticals, Inc.	Lazar Partners, Ltd.
(484) 321-5900	(212) 867-1762
jfickenscher@auxilium.com	ggin@lazarpartners.com

Auxilium Pharmaceuticals, Inc. Announces First Quarter 2006 Financial Results

Q1 Net Revenues Up 56% versus Q1 of 2005 on Comparable Basis

MALVERN, PA (May 9, 2006) – Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL), a specialty pharmaceutical company, today announced financial results for the quarter ended March 31, 2006. For the first quarter of 2006, Auxilium reported net revenues of $14.9 million compared to net revenues of $8.8 million in the first quarter of 2005.

“Testim delivered another quarter of record performance with solid growth in sales, prescriptions and market share, marking the 12th consecutive quarter of all-time high net revenues for Auxilium,” said Ms. Gerri Henwood, Chief Executive Officer. “Testim continues to be an important source of support for the Company and the late-stage clinical development programs that we look forward to advancing into pivotal trials later this year.”

First Quarter 2006 Highlights:

•	According to National Prescription Audit data from IMS, a leading market research firm, Testim’s market share increased again and for the month of March 2006 represented 16.9% of total prescriptions for testosterone gels. This compares to 12.1% for the month of March 2005.

•	In January 2006, we began a Phase III long-term safety trial in the European Union for AA2600, our testosterone replacement transmucosal film product candidate. This trial, which is critical to achieving our timelines for the U.S. filing of AA2600, met patient enrollment targets during the first quarter. We expect to commence the U.S. Phase III pivotal trial for AA2600 in the second quarter of 2006.

First Quarter Financial Detail

For the quarter ended March 31, 2006, Auxilium reported net revenues of $14.9 million compared to net revenues of $8.8 million in the first quarter of 2005. Net revenues for 2006 include a one-time benefit of $1.2 million, resulting from the adoption of the wholesaler method of revenue recognition under which revenue, net of estimated customer returns and allowances, is recognized at time of shipment to our customers. Prior to 2006, revenue was deferred until units were dispensed through patient prescriptions. Excluding this one-time increase, net revenues for the 2006 first quarter increased 56% over the comparable 2005 period.

For the quarter ended March 31, 2006, Auxilium reported a net loss of $(9.7) million, or $(0.33) per share, compared to a net loss of $(11.6) million, or $(0.56) per share, for the first quarter of 2005. The net loss for 2006 was reduced by a one-time benefit of $0.7 million, or $0.02 per share, resulting from the change to the wholesaler method of revenue recognition. As of January 1, 2006 the Company implemented Statement of Financial Accounting Standard No. 123R (SFAS 123R) which requires companies to estimate on grant date the fair value of share-based payment awards to employees and directors, and record compensation expense in their financial statements. The Company’s financial statements for periods prior to 2006 do not include any SFAS 123R costs related to employee or director stock options. As a result of adoption of SFAS 123R, the net loss for the first quarter of 2006 includes additional stock compensation expense of $0.3 million, or $0.01 per share.

Auxilium’s gross margin on net revenues was 74.1 % for the first quarter of 2006 and 67.9 % for the first quarter of 2005. Excluding the change in revenue recognition, gross margin was 75.5% for the first quarter of 2006. Gross margin reflects the cost of product sold as well as royalty payments made to the Company’s licensor on the sales of Testim. The improvement in gross margin reflects the benefit of year-over-year price increases, a reduction in the royalty rate paid to the Company’s licensor, and manufacturing cost reductions. First quarter 2006 gross margin includes amortization of up-front and milestone revenues received under an international marketing and distribution agreement which commenced in the third quarter of 2005. The gross margin rate for the first quarter of 2006 was positively impacted in comparison to 2005 by the lack of low-margin sales on international product shipments.

Research and development costs for the first quarter of 2006 were $8.4 million compared with $9.1 million for the comparable year-ago period. Research and development expenses for the first quarter of 2005 included the accrual of a $3.0 million anniversary payment under the AA4500 license and development agreement and a $0.5 million up-front payment for licensing the rights to various pain formulations using the transmucosal film technology. Excluding these items, the increase in research and development expense in the first quarter of 2006 compared to the first quarter of 2005 was primarily due to the increased spending for development and manufacturing scale up for AA4500 and ongoing investment in developing AA2600.

Selling, general and administrative expenses totaled $12.9 million for the quarter ended March 31, 2006 compared with $8.7 million for the year-ago quarter. The increase was primarily due to higher investment in promotional spending including the costs associated with Auxilium’s co-promotion agreement with Oscient Pharmaceuticals Corp., and the additional stock compensation expense resulting from the adoption of SFAS 123R.

At March 31, 2006, Auxilium had $44.1 million in cash, cash equivalents, and short-term investments compared to $56.7 million at December 31, 2005.

Conference Call

Auxilium will hold a conference call today, May 9, at 10:00 a.m. EST, to discuss first quarter 2006 results. The conference call will be simultaneously web cast on Auxilium’s web site and archived for future review until May 16, 2006.

Conference call details:
Date:	Tuesday, May 9, 2006
Time:	10:00 a.m. ET
Dial-in (U.S.):	800-811-8824
Dial-in (International):	913-981-4903
Web cast:	http://www.auxilium.com

To access an audio replay of the call:
Access number (U.S.):	888-203-1112
Access number (International):	719-457-0820
Conference ID#:	8147090

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty pharmaceutical company with a focus on developing and marketing products for urology, sexual health and other indications within specialty markets. Auxilium markets Testim® 1%, a topical testosterone gel, for the treatment of hypogonadism through its approximately 130-person sales and marketing team. Auxilium has five projects in clinical development. Auxilium believes that AA4500, an injectable enzyme, has completed Phase II of development for the treatment of Dupuytren’s Disease and is in Phase II of development for the treatment of Peyronie’s Disease and Frozen Shoulder Syndrome (Adhesive Capsulitis). Auxilium’s testosterone replacement transmucosal film product candidate for the treatment of hypogonadism (AA2600) has commenced Phase III of development and should commence pivotal Phase III trials later in the second quarter. Auxilium’s transmucosal film product candidate for the treatment of overactive bladder (AA4010) is in Phase I of development. Auxilium has two pain products using its transmucosal film delivery system in pre-clinical development. Auxilium has rights to six additional pain products and products for hormone replacement and urologic disease using its transmucosal film delivery system, options to all indications using AA4500 for non-topical formulations, and other products for urology and sexual health. For additional information, visit http://www.auxilium.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

In addition to historical facts or statements of current condition, this release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding the timing for the commencement of various clinical trials for Auxilium’s product candidates during 2006, if at all, and the drivers of Testim sales and market share growth.

Forward-looking statements often address Auxilium’s expected future financial position or business strategy and plans and objectives of management for future operations, and often contain the words “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect” and similar expressions. Forward-looking statements provide Auxilium’s current expectations or forecasts of future events. Auxilium’s performance and financial results could differ materially from those reflected in these forward-looking statements due to:

•	the success of research and development activities;

•	the performance of third-party manufacturers and suppliers;

•	decisions by regulatory authorities as to whether and when to approve drug applications;

•	decisions by regulatory authorities as to whether and when to proceed to the next phase of clinical trials;

•	difficulties or delays in manufacturing;

•	competition from currently marketed products, generic products, and new products;

•	legislative and regulatory action in the jurisdictions in which Auxilium markets or seeks to market its products;

•	claims and concerns that may arise regarding the safety or efficacy of its products; and

•	growth in costs or expenses.

A more detailed list and description of the risks and uncertainties that Auxilium faces may be found under the heading “Risk Factors” in Auxilium’s Form-10-K for the year ended December 31, 2005, which is on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of the forward-looking statements contained in this release may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Auxilium undertakes no obligation to update publicly any forward-looking statement.

-Tables to Follow-

AUXILIUM PHARMACEUTICALS, INC.

Condensed Consolidated Statement of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2006	2005
Net revenues	$14,893	$8,797

Operating expenses:
Cost of goods sold	3,850	2,828
Research and development	8,368	9,077
Selling, general, and administrative	12,906	8,664

	25,124	20,569

Loss from operations	(10,231)	(11,772)
Interest income (expense), net	559	239
Other income	(1)	(19)

Net loss	$(9,673)	$(11,552)

Basic and diluted net loss per common share	$(0.33)	$(0.56)

Weighted average common shares outstanding	29,187,794	20,565,499

AUXILIUM PHARMACEUTICALS, INC.
Select Consolidated Balance Sheet Data
(In thousands)
(Unaudited)

	March 31, 2006	December 31, 2005
Cash, cash equivalents and short term investments	$44,114	$56,730
Working capital	37,722	47,052
Total assets	60,463	72,695
Other long-term liabilities	11,363	11,578
Total stockholders’ equity	30,810	39,873